EXHIBIT 10.1

RETIREMENT AND SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Retirement and Separation Agreement and General Release (“Agreement”) between AngioDynamics, Inc. (“Employer”) and D. Joseph Gersuk (“Employee”) in complete settlement of all issues concerning Employee’s retirement and termination of employment with Employer.  As used in this Agreement, “Employer” shall mean AngioDynamics, Inc. and its parent(s), subsidiaries, predecessors, divisions, affiliates, successors, assigns, and all of its and their current and former directors, officers, employees, and agents (in their individual and representative capacities); “Employee” shall include D. Joseph Gersuk and his heirs, executors, administrators, and assigns.

TERMS

For mutual consideration, including Employee’s right to receive certain payments and benefits under this Agreement, and the Employer’s right to be free from legal action initiated by, or on behalf of Employee, the parties agree to the following:

1.  Termination of Employment.  Employee’s last day of active employment with the Employer will be January 31, 2013. (hereinafter “Retirement Date”).  The employment relationship is permanently and irrevocably severed, and the Employer has no obligation to re-employ Employee.

2.  Within fifteen (15) days of Retirement Date, Employer has provided or will provide the following, provided that Employee fully complies with all obligations under this Agreement, including the requirement to transition all responsibilities as determined and required by Employer by January 31, 2013.

3.  Payment and Benefits.  After the Employer receives the executed original of this Agreement, Employee will be eligible to receive the following from the Employer:

a.  Severance.  Employer shall provide base salary continuation payment from February 1, 2013 to September 30, 2013, at regular payroll intervals and subject to applicable withholdings and deductions.

b.  Stock Options and Restricted Stock Units.  All equity awards held by Employee shall be governed by the terms of the 2004 Stock and Incentive Award Plan, as amended (the “Plan”), and the applicable grant agreements.   Pursuant to Employee’s retirement, Employer and Employee shall enter into amendments of the applicable agreements which shall provide for continued vesting of all equity awards held by Employee through January 31, 2015.   In addition, each grant agreement amendment with respect to an option agreement shall include terms providing that Employee shall have three months from January 31, 2015 to exercise any vested options pursuant to the terms of the Plan and the applicable grant agreement, unless such options shall earlier terminate pursuant to their terms.    The grant agreement amendments shall be substantially in the form attached hereto as Exhibit A-1 and Exhibit A-2.

c.  Payment for accrued but unused vacation pay;

d.  Bonus.  In the event that the Compensation Committee of the Board of Directors of Employer determines that a bonus is earned and payable under the FY13 Sr. Executive Incentive Compensation Plan, a pro-rated portion of the bonus for June 1, 2012 through November 30, 2012, (6/12 of target) will be paid to Employee in accordance with the customary payment schedule and practices of Employer.

e.  Employer offers continuation of group health, dental, vision and prescription drug coverage maintained by Employer (“Health Plan”) in which Employee is enrolled on the Retirement Date, pursuant to the continuation coverage and requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), measured from the Retirement Date.  Notification of conditions to continue these benefits will be provided to Employee as required by COBRA regulations.  Coverage is subject to the terms of the Health Plan.  Employer reserves and retains the right to select the health care provider of such Health Plan and makes no promises, express or implied, with regard to specific coverage provided or premiums charged.  If Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, the Employer will provide payments on behalf of the Employee for the COBRA premiums (at the coverage levels in effect immediately prior to Employees termination) until the earlier of (i) a period of eight (8) complete months from February 1, 2013 to September 30, 2013, (ii) until Employee has secured other employment, or (iii) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA.

4.  Except as provided in paragraph “3”, all other employee benefits will cease on the Retirement Date.

5.  Consultation and Transition.

a.  Employee shall consult with the Employer on an as-needed basis and shall fully cooperate with the Employer in transitioning all pending matters, including but not limited to, responding to all questions concerning pending business matters and projects, plans, locating files, documents, records, data of any type, and explain any processes, negotiations, or other business matters.  Employee will also satisfactorily perform all expectations established by the Employer for the transition of duties.

b.  Employee agrees to maintain a positive attitude, a high level of professionalism and acceptable productivity levels.

c.      Employee also agrees to provide reasonable assistance to the Employer and cooperate with the Employer in relation to its prosecution or defense of any litigation or other controversies, if Employee has, either directly or indirectly, any documents or information that could lead to the discovery of admissible evidence in such litigation or controversies.

6.  Other Payments and Benefits.  Employee understands that the payments described in paragraph “3” shall be in lieu of, and not in addition to, any payments to which Employee might otherwise be entitled under any retirement, severance or separation pay policy sponsored by the Employer or any other plan, policy, or benefit provided or sponsored by the Employer.  Employee acknowledges that the payments provided for herein include the entire amount of consideration to which Employee is entitled.  Employee agrees not to seek any further compensation in connection with the matters encompassed in this Agreement or arising from Employee’s employment with the Employer.

7.  Employee Release.  Employee knowingly RELEASES AND DISCHARGES Employer from all claims, actions, causes of action, suits, charges, damages and demands whatsoever, in law or equity, which Employee ever had, has or hereafter may have against Employer, directly or indirectly, whether known or unknown, from the beginning of his/her employment to the date of this Agreement.  Employee acknowledges that this Release includes all claims arising out of his employment and the termination of that employment, whether before courts, administrative agencies, or other forums wherever situated, including but not limited to all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, the National Labor Relations Act, as amended, the Equal Pay Act, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act (ERISA), the Occupational Safety and Health Act, as amended, the New York Human Rights Law, the New York Labor Law, the nondiscrimination and/or retaliation provisions of the New York Workers’ Compensation Law, and any other federal, state or local employment laws and regulations, and all common law claims of the State of New York, including, but not limited to, claims of express or implied contract, wrongful discharge, defamation, slander, intentional and negligent infliction of emotional distress, and all claims for attorneys’ fees, costs and expenses, and any other claims arising out of or related to Employee’s employment with Employer, and the termination of that employment, but specifically excepting from this Release Employer’s obligations to Employee under this Agreement.  The payments set forth in paragraph “3” are contingent on Employee executing and providing to Employer the General Release attached as Appendix “A” on the Retirement Date.  If Employee fails to sign the General Release, Employer shall have no obligation to make any separation payments under this Agreement, but all other terms of this Agreement shall remain in effect.

8.  Covenant Not to Sue.  Except as described in paragraph “9” below, Employee represents and warrants that Employee has not filed and will not file any claim, charge or lawsuit (civil, administrative or criminal) against the Employer, either individually in any type of proceeding or as a member of a class, based upon acts, occurrences or events occurring prior to the signing of this Agreement.  If Employee breaches this provision and files an action falling within its scope, Employee agrees to indemnify Employer for all costs, including court costs and reasonable attorneys’ fees, incurred by Employer in the defense of such action or in establishing or maintaining the application or validity of this Agreement or the provisions thereof.

9.  EEOC Proceedings.  Employee understands that nothing in this Agreement prevents Employee from filing an action to enforce this Agreement or from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC.  However, Employee understands and agrees that Employee is waiving any entitlement or right to recover any relief as a result of any such EEOC proceeding.

10.  No Admission of Liability.  By entering into this Agreement, neither the Employer nor Employee admits any wrongdoing or liability.  Employee acknowledges that the Employer has not violated any law, statute, ordinance, contract, duty or obligation whatsoever, committed any tort, or engaged in any wrongful conduct with respect to Employee.

11.  Restrictive Covenants.

 a.           Confidentiality of Confidential Employer Information.

i.           Employee represents and warrants that, unless compelled or expressly permitted by operation of law, Employee shall not disclose, reveal, publish, or in any other manner communicate to any third party, whether written or oral, any information obtained during Employee’s period of employment that is or may be considered proprietary or confidential to Employer.

ii.           Employee also agrees that any existing agreements in place with the Employer concerning secrecy, security, ideas and confidential data will remain in full force and effect.  Employee acknowledges and reaffirms his commitment to abide by the Employee Confidentiality Agreement (“Confidentiality Agreement”), executed on insert date, a copy of which is attached as Appendix “B.”

iii.           If Employee is required by law or valid court order to disclose information that is precluded by this Agreement or the Confidentiality Agreement, Employee shall utilize his best efforts to provide advance written notice to Employer to allow Employer an opportunity to contest the impending disclosure.

 b.           Employee recognizes and acknowledges that, in the course of his employment with the Employer; he obtained knowledge of confidential and proprietary information of a special and unique nature and value and became familiar with the Employer’s trade secrets relating to the conduct and details of the Employer’s business.  Therefore, it is possible that he could cause grave and irreparable harm to the Employer, which could not be adequately compensated by monetary damages, if he violated the restrictive covenants in this Agreement or the Confidentiality Agreement.

 c.           Employer acknowledges and agrees that the restrictive covenants in this Agreement and in the Confidentiality Agreement are reasonable and properly required for the adequate protection of the Employer’s business.  Employer further agrees that he will not raise any issue of reasonableness as a defense in any proceeding to its enforcement.  If any geographical or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employer agrees and submits to the reduction of the geographical or time limitation to a limit as the court shall deem to be reasonable.

 d.           In the event of an actual or threatened breach of paragraph “11” of this Agreement or of the Confidentiality Agreement, Employee acknowledges that the Employer will be irreparably damaged and that the Employer is entitled to an injunction restraining him from violating the restrictive covenants.  Nothing in this Agreement or the Confidentiality Agreement shall be construed as prohibiting the Employer from pursuing any other available remedies for such breach or threatened breach of this Agreement or the Confidentiality Agreement.  In the event of a breach of this covenant or a breach of any other covenant stated in this Agreement, Employer shall be relieved of its obligation to make any remaining payments under this Agreement and shall be entitled to commence a civil action to recover all payments previously made or its actual damages, whichever is greater, unless otherwise prohibited by law.  If one or more provisions of this Agreement or the Confidentiality Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforcement of the remaining provisions shall not in any way be affected or impaired.

12.  Non-Disparagement.  Each of the Employer and Employee agrees to not engage, at any time, in any action or conduct that either directly or indirectly disparages, mistreats, or hurts the other party or any of the other party’s employees, officers, or representatives (as applicable), or that results in the disparagement, mistreatment, or injury of the other party or any of the other party’s employees, officers, or representatives (as applicable).

13.  Non-Solicitation

a.           Solicitation of Business Relations:

Employee agrees that for a period of twenty Four (24) months after the Retirement Date, he will not solicit, induce, attempt to induce, appropriate, direct, or assist another to appropriate or direct, or provide any services to any current customer, supplier, licensee, or other business relation (defined as any customer, supplier, licensee, or other business relation of Employer with whom Employee had dealings and/or for whom Employee performed services at any time during the last two (2) years of Employee’s employment with Employer) to cease doing business with Employer (including, without limitation, making any negative statements or communications concerning Employer or any of its directors, officers, or employees).

b.           Non-Solicitation of Employees.

Employee agrees that for a period of twenty four (24) months after the after the Retirement Date, he will not solicit, interfere with, encourage, endeavor, or engage in discussions with any employee or independent contractor of Employer for the purpose of (or with a view toward) having such employee or independent contractor leave the employment (or independent contractor assignment) of Employer for any reason.

 c.           In the event of an actual or threatened breach of paragraph “13” of this Agreement, Employee acknowledges that the Employer will be irreparably damaged and that the Employer is entitled to an injunction restraining him from violating the restrictive covenants.  Nothing in this Agreement shall be construed as prohibiting the Employer from pursuing any other available remedies for such breach or threatened breach of this Agreement.  In the event of a breach of this covenant or a breach of any other covenant stated in this Agreement, Employer shall be relieved of its obligation to make any remaining payments under this Agreement and shall be entitled to commence a civil action to recover all payments previously made or its actual damages, whichever is greater, unless otherwise prohibited by law.  If one or more provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforcement of the remaining provisions shall not in any way be affected or impaired.

14.  Employment Reference.  In response to requests for job references, the Employer shall limit its response to confirmation of Employee’s dates of employment with the Employer, positions held, and with written authorization from the Employee, will also provide pay rates.  If further information is requested, the Employer shall state that its policy is not to provide any further information.

15.  Older Worker Benefit Protection Act.  Employee acknowledges and agrees that in accordance with the terms of the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act:

a.  Employee has read and understands this Agreement and knowingly and voluntarily entered into this Agreement without fraud, duress, or any undue influence.

b.  Employee acknowledges that by this Agreement the Employer advised Employee in writing to consult with an attorney before signing this Agreement.

c.  Employee understands the language of this Agreement and its meaning, particularly with respect to Employee’s waiver and release of any claims against the Employer.

d.  Employee has been afforded twenty-one (21) days to consider the terms of this Agreement, but may voluntarily elect to sign the Agreement in a shorter period of time in order to receive the consideration set forth in paragraph “3”.

e.  Employee can accept the terms of this Separation Agreement by providing an executed agreement to Mary Cregut, Vice President of Human Resources, AngioDynamics, Inc., 14 Plaza Drive, Latham, NY 12110 or by facsimile at (518) 798-1435, by 5 p.m. on December 10, 2012.

f.  Employee has seven (7) days following the execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until the seven (7) day period has expired.  Employee may revoke the Agreement by ensuring written notice of revocation is received by the Employer by 5 p.m. on the seventh (7th) calendar day following the execution of this Agreement.

g.  Employee is receiving payment and other consideration from the Employer that Employee would not otherwise be entitled to.

h.  Employee is not waiving any rights or claims that may arise after the date this Agreement is executed.

16.  Tax Obligations.  Employee acknowledges that the Employer has not given any advice as to the characterization of payments received under this Agreement for any personal tax responsibility such payments may generate.  Should any taxing authority challenge Employee’s treatment or characterization of the payments, Employee acknowledges that the Employer has no obligation whatsoever to indemnify, defend, aid, pay or reimburse Employee for any underpayment, overpayment, penalty or interest charge the taxing authority may assess against or claim is due from Employee.

17.  Confidentiality of Agreement.  Employee shall keep the existence and contents of this Agreement confidential and shall not disclose it or its terms to any third party, except for the purposes of enforcement, as a defense to any administrative or legal proceeding or as otherwise required by law.  The terms of this paragraph shall not apply to such disclosures to Employee’s attorney, financial advisors or spouse, or factual disclosures as may be required pursuant to court order or subpoena or as part of any EEOC proceedings.  Employee further acknowledges that if a court of competent jurisdiction determines that Employee has breached this confidentiality provision, Employee shall, without prejudice to any other remedies the Employer may have, be liable to pay liquidated damages to the Employer in an amount equal to the payments described in paragraph “3” less one hundred dollars ($100.00).  Employee and the Employer acknowledge that in the event of a breach of this provision, the exact amount of damages suffered by the Employer would be difficult to ascertain with certainty, and that the amount provided herein is reasonably proportionate to the amount of damages that would be suffered.

17.       Return of Company Property/Confidential Information.  Upon Retirement Date, Employee shall return any and all Employer property, including, without limitation, any documents, records, communications, or similar visual or conceptual presentations of any type, and all duplicates and copies thereof, regardless of the form in which they exist or are stored, that contain any Confidential and Proprietary Information, including but not limited to, financial information, business and strategic plans, and other similar confidential materials or information, and any other equipment or other property that belongs to the Employer.

18.       Choice of Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s rules regarding choice of law.  Any proceeding between the parties relating to this Agreement shall be held in a court of competent jurisdiction in the State of New York.  All parties agree to be subject to the personal jurisdiction of the courts of New York.

19.       Severability.  The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning and not strictly for or against either party.  If any provision or part of this Agreement is deemed to be invalid or unenforceable for any reason, such provision or part shall be treated as if it were deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.

20.       Notice.  Any notice required to be given to either party under this Agreement shall be deemed effectively given when personally delivered or sent by certified or registered mail, postage prepaid, as follows:

To the Employer:	Vice President of Human Resources AngioDynamics, Inc. 14 Plaza Drive Latham, New York 12110

To Employee:	D. Joseph Gersuk 36 East Ridge Road Loudonville, NY 12211

or to such other address as either party may designate by like notice. Any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been given on the date of mailing or personal delivery.

21. Complete Defense.  Employee understands and agrees that this Agreement may be  pled by Employer as a complete defense to any claim or entitlement which may be asserted by Employee, or on his/her behalf, in any suit, claim or proceeding against Employer concerning any matter arising up to and including the date of execution of this Agreement.

22.       Miscellaneous.  Employee represents and warrants that Employee has not taken action contrary to the terms of this Agreement from the date of this Agreement to the date the

Employee executes this Agreement.  Any such action contrary to the terms of this Agreement will void the terms of this Agreement and Employee will not be entitled to the benefits described herein.

This signed Agreement, together with the Employee Confidentiality Agreement, dated and attached as Appendix “B,” set forth the entire Agreement between the Employer and Employee and supersedes any and all prior agreements and understandings whether oral or written.  This Agreement may not be modified except by a writing signed by both parties.

Dated: November 19, 2012	/s/ D. Joseph Gersuk
D. Joseph Gersuk

Employer

Dated: November 19, 2012	By:	/s/ Mary Cregut
Mary Cregut
VP of Human Resources

Appendix “A”
General Release

D. Joseph Gersuk, for and in consideration of the sum of ONE DOLLAR AND NO CENTS ($1.00), and other good and valuable consideration, receipt of which is hereby acknowledged,  for himself and his heirs, administrators, representatives, successors, and assigns unconditionally releases and forever discharges AngioDynamics, Inc., its parent, subsidiary and affiliated corporations, divisions, successors, predecessors and assigns, and all of their current and former officers, directors, trustees, employees, and agents, in their individual and representative capacities (hereinafter collectively referred to as the “Employer”), from any and all actions or causes of action, suits, damages, claims, debts, promises, agreements, proceedings, complaints, and demands that  ever had, now has, or may ever have against the Employer, directly or indirectly, whether asserted or unasserted, whether known or unknown, arising out of, or related in any way to, all matters of whatever nature.  This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, the National Labor Relations Act, as amended, the Equal Pay Act, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act (ERISA), the Occupational Safety and Health Act, as amended, the New York Human Rights Law, the New York Labor Law, the nondiscrimination and/or retaliation provisions of the New York Workers’ Compensation Law, and any other federal, state or local employment laws and regulations, and all common law claims of the State of New York, including, but not limited to, claims of express or implied contract, wrongful discharge, defamation, slander, intentional and negligent infliction of emotional distress, and all claims for attorneys’ fees, costs and expenses, and any other claims arising out of or related to Employee’s employment with Employer, and the termination of that employment; provided, however, that this shall not affect entitlement, as of January 31, 2013 to any vested accrued benefit to which he is entitled under any employee benefit plan subject to ERISA or his right to enforce the terms of a certain Retirement and Separation Agreement executed by D. Joseph Gersuk and Employer, dated  _________, 2012.

D. Joseph Gersuk understands that nothing in this Release prevents him from filing a charge (including a challenge to the Separation Agreement) with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC or brought by the EEOC on his behalf.  However, D. Joseph Gersuk understands and agrees that he is waiving any right to recover any relief because of any such EEOC proceedings or any subsequent legal action brought by the EEOC on his behalf.

IN WITNESS WHEREOF D. Joseph Gersuk has signed this General Release on this ____ day of ___________, 2012.

STATE OF ___________________   )                                                                                          _____________________________
COUNTY OF __________________  )  ss.:                                                                                     D. Joseph Gersuk

On this ____, day of _______ 2012, before me personally appeared D. Joseph Gersuk to me known and known to me to be the same person described in and who executed the foregoing general release, and he duly acknowledged to me that he executed the same.

______________________________
Notary Public